Exhibit 21.1
         DATAMARK HOLDING, INC.

         Subsidiaries of the Registrant

         The Company has three wholly owned operating subsidiaries; namely, Books Now, Inc., WorldNow Online Network, Inc., and WeatherLabs, Inc. Books Now, Inc. and WorldNow Online Network, Inc. are Nevada corporations. WeatherLabs, Inc is an Illinois corporation.